Exhibit 8.2

[K&L GATES LLP LETTERHEAD]

June 8, 2010

China New Borun Corporation

Bohai Industrial Park (Yangkou Town)

Shouguang, Shandong 262715

People’s Republic of China 100010

Re:  Registration Statement on Form F-1 of China New Borun Corporation

Ladies and Gentlemen:

We have acted as counsel to China New Borun Corporation, a Cayman Islands company (the “Company”), in connection with the filing of a Registration Statement on Form F-1 and any amendments thereto (the “F-1 Registration Statement”) with the U.S. Securities and Exchange Commission on April 27, 2010 (Registration No. 333-166312), for registration under the Securities Act of 1933, as amended (the “Act”), of American Depositary Shares representing Ordinary Shares of the Company (the “Shares”) in an initial public offering. You have requested our opinion concerning statements in the “Taxation — United States Federal Income Taxation” section of the F-1 Registration Statement.

In our capacity as counsel to the Company, we have examined originals or copies of those corporate and other documents we considered appropriate, including the F-1 Registration Statement and the forms of agreements attached as exhibits thereto and such other records, documents, certificates or other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have also assumed that the transactions described in the F-1 Registration Statement and the forms of agreements attached as exhibits thereto will be performed in the manner described therein. We have not made an independent investigation of documents submitted or facts represented to us.

On the basis of the foregoing and our consideration of those questions of law we considered relevant, and subject to the limitations, qualifications, and assumptions set forth in this opinion, the section of the F-1 Registration Statement captioned “Taxation — United States Federal Income Taxation” represents and is our opinion as to the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Shares under currently applicable law.

Our opinion is based on the existing provisions of the U.S. Internal Revenue Code of 1986, as amended, and regulations thereunder (both final and proposed) and other applicable authorities in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. We express no opinion with respect to other federal laws, the laws of any state, the laws of any foreign country or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any matter not discussed herein. Our opinion is rendered to the Company as of the date of this letter and we undertake no obligation to update it subsequent to the date of this letter. Any changes or differences in the facts from those disclosed in the F-1 Registration Statement will affect our opinion.

The above opinion is provided to the Company for the Company’s use in connection with the transactions that are the subject of the “Taxation — United States Federal Income Taxation” section of the F-1 Registration Statement.

We consent to the Company’s use of this opinion as an exhibit to the F-1 Registration Statement and to the Company’s reference to our name in the “Taxation — United States Federal Income Taxation” and “Legal Matters” sections of the F-1 Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Respectfully submitted,

/s/ K&L Gates LLP
K&L Gates LLP